UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2014

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd Pasadena, CA	91107
(Address of Principal Executive Offices)	(Zip Code)

(626) 775-3400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2014, Green Dot Corporation (“Green Dot”) appointed Glinda Bridgforth-Hodges, a personal finance expert and consultant, as a Class II member of its Board of Directors (the “Board”). Ms. Bridgforth-Hodges was also appointed to the Nominating and Corporate Governance Committee of the Board. Ms. Bridgforth-Hodges has served as a member the board of directors of Green Dot’s subsidiary bank, Green Dot Bank, since January 2010.

In connection with her service as a director, Ms. Bridgforth-Hodges will receive Green Dot’s standard non-employee director cash and equity compensation. Beginning January 1, 2015, in addition to the compensation she already receives for service on the Board of Directors of Green Dot Bank, Ms. Bridgforth-Hodges will receive standard non-employee director compensation, including a $70,000 annual retainer for her service on the Board of Directors and $5,000 fee for her service as a non-chair member of the Nominating and Corporate Governance Committee of the Board. Ms. Bridgforth-Hodges will be eligible to receive annual awards under our 2010 Equity Incentive Plan of stock options and restricted stock units having a fair market value on the grant date equal to a pre-determined dollar value equal to $75,000 and $30,000, respectively, at the next annual meeting of stockholders pursuant to the Board’s policy for non-employee directors.

In connection with her appointment, Ms. Bridgforth-Hodges entered into Green Dot's standard form of indemnification agreement for its officers and directors. This agreement requires Green Dot, among other things, to indemnify its directors against liabilities that may arise by reason of their status or service. The agreement also requires Green Dot to advance all expenses incurred by the directors in investigating or defending any such action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.01 to Green Dot's registration statement on Form S-1 (No. 333-165081) filed on June 29, 2010 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci General Counsel and Secretary

Date: December 19, 2014